Exhibit (11)

Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F. 312.701.2361 www.chapman.com

January 22, 2022

Capital-Force ETF Trust
27441 Tourney Rd., Suite 260

Valencia, CA 91355

Re:	Capital-Force ETF Trust

Ladies and Gentlemen:

We have acted as counsel to the Capital-Force ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series CapForce IBD® 50 ETF and CapForce IBD® Breakout Opportunities ETF (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about January 22, 2026 (the “Registration Statement”), with respect to each Acquiring Fund’s shares of beneficial interest (collectively, the “Shares”) to be issued in exchange for the assets of the corresponding series of Innovator ETFs Trust (each, a “Target Fund” and collectively, the “Target Funds”), a Delaware statutory trust (the “Target Trust”), as set forth below and as described in the Registration Statement (each, a “Reorganization,” and collectively, the “Reorganizations”):

Target Fund		Acquiring Fund
Innovator IBD® 50 ETF	è	CapForce IBD® 50 ETF

Innovator IBD® Breakout Opportunities ETF	è	CapForce IBD® Breakout Opportunities ETF

You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees; a proof of the Registration Statement received on January 22, 2026; a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Funds and the Target Trust on behalf of the Target Funds, in the form included as Appendix A to the Proxy Statement and Prospectus included in the draft Registration Statement referred to above (the “Agreement and Plan”); and such other legal and factual matters as we have considered necessary.

January 22, 2026

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to above; (ii) the number of Shares to be issued by each Acquiring Fund will not exceed the amount of such Shares needed to consummate the Reorganization with respect to such Acquiring Fund; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to above; (iv) any consents or approvals required for the Reorganizations will have been received; (v) the Declaration, Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the prospectus discussion of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Respectfully submitted,

Chapman and Cutler LLP